EXHIBIT 99(h)(14)

                                                        DRAFT: November 27, 2008


                              TAMARACK FUNDS TRUST
                         RBC TAMARACK MONEY MARKET FUNDS
             SHAREHOLDER ACCOUNT AND DISTRIBUTION SERVICES AGREEMENT

     This Agreement is made and entered into as of the 1st day of March 2008 by and between Tamarack Funds Trust, ("Tamarack"), a Delaware statutory trust, on behalf of each portfolio represented by a series of shares of Tamarack that adopts this Agreement (the "Funds") and RBC Dain Rauscher Inc., a corporation organized and existing under the laws of the State of Minnesota ("DRI"). The Funds, together with the date each Fund adopts this Agreement, are set forth in Schedule A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto.

                              W I T N E S S E T H:

     WHEREAS, Tamarack is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, DRI serves as the principal underwriter of each Fund's shares; and

     WHEREAS, DRI performs various shareholder account and distribution services (as outlined below) for owners of Fund shares who maintain evidence of their Fund shares with DRI in a master account (a separate master account being maintained for each Fund) in the name of DRI as the record owner of the Fund shares (the "Master Accounts"), each of which is comprised of individual accounts (the "Individual Accounts") that, in turn, are comprised of evidence of shares of the applicable Fund acquired by brokerage customers of DRI (the "Customers"); and

     WHEREAS, in consideration for DRI's agreement to perform the aforementioned services, Tamarack agrees to compensate DRI in connection with the performance of said services pursuant to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, Tamarack and DRI hereby agree as follows:

1.   Scope of Appointment; Services.
     ------------------------------

     (a) Subject to the conditions set forth in this Agreement, DRI hereby undertakes and agrees, both directly and through its correspondents, (1) to make shares of the Funds available to Customers and engage in the distribution and marketing of shares of the Funds, and (2) to perform shareholder account services as detailed below (collectively, the "Services") with respect to the Customers and the Individual Accounts encompassed within the Master Accounts.

     (b) The Services shall include, but not be limited to, the following:

          (1) The maintenance of separate records for each Customer and Individual Account, which records shall reflect shares purchased and redeemed and share balances.

          (2) The disbursement or crediting to Individual Accounts of Customers of all proceeds of redemptions of Fund shares and all dividends and other distributions not reinvested in Fund shares.

          (3) The preparation and transmittal to Customers of periodic account statements showing the total number of shares owned by each Customer as of the statement closing date,

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     purchases and redemptions of Fund shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund shares).

          (4) The preparation and proper transmittal of all required tax reporting to the Internal Revenue Service, state taxing authorities and the Customers and the accounting for, reporting and submitting of withholding taxes, as required by applicable law, on all Individual Accounts.

          (5) The transmittal to Customers of proxy materials, reports, and other information required to be sent to shareholders under applicable federal and state securities and other laws, and, upon request of Tamarack, the transmittal to Customers of material communications necessary and proper for receipt by all beneficial shareholders of the Funds.

          (6) The transmittal to Tamarack and its transfer agent each business day of the net purchase and redemption orders by and on behalf of the Customers during such day.

          (7) The transmittal to Tamarack or its designee of such periodic reports or information as is necessary to enable Tamarack to comply with state Blue Sky requirements.

          (8) receiving, tabulating and transmitting to the Fund proxies executed with respect to meetings of shareholders of the Fund.

          (9) Answering inquiries regarding account status and history, the manner in which purchases and redemptions of the shares may be effected, and other matters pertaining to the Funds;

          (10) assisting in designating and changing dividend options, account designations and addresses;

          (11) assisting in responding to regulatory inquiries regarding the Master Accounts, Individual Accounts, Customers and the Funds,

          (12) arranging for the wiring of funds;

          (13) transmitting and receiving funds in connection with orders to purchase or redeem Shares;

          (14) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in Individual; Accounts;

          (15) The performance of such additional dividend disbursing and shareholder account services with respect to the Master Accounts, the Individual Accounts and the Customers as Tamarack shall reasonably request from time to time; provided, however, that this Agreement does not and shall not contemplate the provision of any services by DRI that would necessitate that DRI be registered as a transfer agent pursuant to the Securities Exchange Act of 1934.

     (c) DRI agrees to provide the necessary facilities, equipment and personnel, including finance, operational, legal, compliance, and technology and systems support, to perform its duties and obligations hereunder in accordance with industry practice.

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2.   Records; Miscellaneous Covenants.
     --------------------------------

     (a) DRI represents and covenants that (1) during the term of this Agreement, DRI will comply with all laws, rules and regulations applicable to its provision of the Services hereunder and (2) DRI has, and during the term of this Agreement will continue to have, full corporate power and authority necessary to enter into and to perform the terms of this Agreement.

     (b) DRI will maintain customary records in connection with the provision of Services hereunder. Upon the request of Tamarack, DRI will provide to Tamarack or its agents or representatives copies of such records as may be necessary to enable Tamarack or its agents or representatives to monitor and review the Services, or to comply with any request of a governmental body, self-regulatory organization or a Fund shareholder. DRI agrees that it will permit Tamarack or its representatives to have reasonable access to their personnel and records in order to facilitate the monitoring of the performance and quality of the Services.

3.   Notice of Non-Performance.
     -------------------------

     DRI hereby agrees to promptly notify Tamarack if for any reason DRI is unable to perform fully and promptly any of its obligations under this Agreement.

4.   No Limit on Other Actions by Tamarack.
     -------------------------------------

     In no way shall the provisions of the Agreement limit the authority of Tamarack to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of Tamarack and the sale of Fund shares.

5.   Compensation.
     ------------

     In consideration of the performance of the Services by DRI hereunder, Tamarack agrees to cause each Fund to pay DRI a fee in such amount, at such time and in such manner as is set forth with respect to each Fund in Schedule A hereto.

6.   Indemnification.
     ---------------

     (a) Tamarack agrees to indemnify DRI and to hold DRI harmless from and against any loss by or liability to any Fund or a third party (including reasonable legal fees and other reasonable out-of-pocket costs of defending against any related claim or suit), in connection with any claim or suit assessing any such liability arising out of or attributable to actions taken by DRI pursuant to this Agreement, unless DRI acted negligently or in bad faith.

     (b) DRI will hold harmless and indemnify Tamarack and each Fund from and against any loss or suit (including reasonable legal fees and other reasonable out-of-pocket costs of defending any related claim or suit) arising out of DRI's negligent or bad faith failure to comply with the terms of this Agreement or breach of any representation, warranty or covenant contained herein.

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7.   Effective Date; Termination; Reports; Records.
     ---------------------------------------------

     (a) This Agreement shall not take effect with respect to a Fund or Class until it has been approved by votes of a majority of both (a) the Board of Trustees of Tamarack and (b) those Trustees of Tamarack who are not "interested persons" of Tamarack (as defined in the Act) and have no direct or indirect financial interest in the operation of Tamarack's Shareholder Account and Distribution Services Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and this Agreement.

     (b) This Agreement, once approved for a Fund or Class, shall continue in effect for such Fund or Class so long as such continuance is specifically approved at least annually with respect to such Fund and Class in the manner provided for approval of this Agreement in Paragraph (a).

     (c) This Agreement may be terminated with respect to a Fund or Class at any time, without payment of any penalty, by vote of a majority of the Plan Trustees on not more than 60 days written notice, and shall terminate automatically in the event of its assignment. With respect to any Fund and Class for which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

     (d) Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Agreement shall provide to the Tamarack's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     (e) Tamarack shall preserve copes of this Agreement and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.

8.   Interpretation; Governing Law.
     -----------------------------

     This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law, including, without limitation, the Act and the rules and regulations promulgated thereunder. To the extent that any provision herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAMARACK FUNDS TRUST                        RBC DAIN RAUSCHER INC.


By _______________________________          By  _______________________________
Name:  Erik Preus                           Name:  John G. Taft
Title: President and CEO                    Title: President and CEO


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                                   SCHEDULE A




FUND                                   EFFECTIVE DATE          ANNUAL FEE RATE
----                                   --------------          ---------------

RBC Tamarack Prime Money               March 1, 2008           0.50%
  Market Fund (Class 1)

RBC Tamarack Prime Money               March 1, 2008           0.70%
  Market Fund (Class 2)

RBC Tamarack Prime Money               March 1, 2008           1.00%
  Market Fund (Class 3)

RBC Tamarack U.S. Government           March 1, 2008           0.50%
  Money Market Fund (Class 1)

RBC Tamarack U.S. Government           March 1, 2008           0.70%
  Money Market Fund (Class 2)

RBC Tamarack U.S. Government           March 1, 2008           1.00%
  Money Market Fund (Class 3)

RBC Tamarack Tax-Free Money            March 1, 2008           0.50%
  Market Fund (Class 1)

RBC Tamarack Tax-Free Money            March 1, 2008           0.70%
  Market Fund (Class 2)

RBC Tamarack  Tax-Free Money           March 1, 2008           1.00%
  Market Fund (Class 3)

     The fee shall be paid monthly on the basis of average daily net assets within ten business days following the end of the month covered by such payment.